Exhibit 10.61
BURGER KING HOLDINGS, INC.
2006 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD
     Unless defined in this Restricted Stock Unit Award Agreement (this “Award Agreement”), capitalized terms will have the same meanings ascribed to them in the Burger King Holdings, Inc. 2006 Omnibus Incentive Plan (as it may be amended from time to time, the “Plan”).
     Pursuant to Section 8 of the Plan, you have been granted Restricted Stock Units (“RSUs”) on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan will govern.

Total Number of RSUs:	The number of Restricted Stock Units underlying this award is available at www.benefits.ml.com under the Grant Information section.

Grant Date:	[ ]

Vesting Schedule:	[ ] (subject to the section entitled “Termination” in Exhibit A hereto)
By your electronic acceptance, you and the Company agree that this Award of RSUs is granted under and governed by the terms and conditions of the Plan and the terms and conditions set forth in the attached Exhibit A.

EXHIBIT A
TERMS AND CONDITIONS OF THE
RESTRICTED STOCK UNIT AWARD
No Payment for Shares.
     No payment is required for Shares that you receive under this Award.
Restricted Share Units.
     Each RSU represents a right to receive one Share. To the extent dividends are paid on Shares while the RSUs remain outstanding, you shall receive an amount in cash for each of your vested and unvested RSUs equal to the amount per share of the dividend, but such amount of cash or shares shall not be paid out to you until settlement of the RSUs.
Settlement.
     Except to the extent that you have made a timely election to defer the receipt of Shares upon vesting of this Award pursuant to such rules as have been established by the Committee in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), RSUs shall be settled as described in this section. The Company shall deliver to you Shares underlying those RSUs that vest in accordance with this Award Agreement on the applicable Vesting Date. Notwithstanding the foregoing (or anything to the contrary in this Award Agreement or the Plan), if (A) any of your RSUs vest upon your Separation from Service (as defined below) with the Company and (B) you are a Specified Employee (as defined below) at the time of such Separation from Service, then delivery of any Shares in satisfaction of such RSUs shall, to the extent required by Section 409A of the Code and the regulations promulgated thereunder, be made on the first business day immediately following the six-month anniversary of such Separation from Service (or, if earlier, the date of your death). For purposes hereof, “Specified Employee” shall have meaning set forth in Section 1.409A-1(i) of the regulations promulgated under Section 409A of the Code. You will have no rights of a shareholder with respect to the RSUs such Shares have been delivered to you.
Termination.
     Except as set forth below in this section, upon your “Separation from Service” (as defined below) for any reason, you will forfeit all of your RSUs that are unvested at the time of your Separation from Service, without any consideration due to you.

     For purposes of this Award Agreement, “Separation from Service” has the meaning given to such term in Section 1.409A-1(h) of the regulations promulgated under Section 409A of the Code. The determination of whether and when your Separation from Service occurs for the purpose of determining when any amount that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code becomes due and payable shall be made in a manner consistent with, and based on the presumptions set forth in, Section 1.409A-1(h) of the regulations promulgated under Section 409 of the Code. Solely for purposes of the determination referred to in the preceding sentence, “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.
     In the event of your involuntary Separation from Service with the Company (whether or not in breach of local labor laws), your right to receive RSUs and vest under the Plan, if any, will terminate effective as of the date of your Separation from Service and will not be extended by any notice period mandated under local law (e.g., your employment will not be considered to include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event your involuntary Separation from Service with the Company (whether or not in breach of local labor laws), your right to receive RSUs under this Award Agreement after such Separation from Service, if any, will be measured by the date of such Separation from Service and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when your Separation from Service with the Company has occurred for purposes of the Award
     In the event that a Change in Control occurs and, within twenty-four (24) months following the date of such Change in Control, you experience a Separation from Service with the Company due to the Company’s termination of your employment Without Cause (as defined below), upon such Separation from Service you will become vested in, and entitled to receive, the RSUs. Additionally, if you have an employment agreement with the Company or one of its Affiliates that defines the term “Good Reason”, then in the event that a Change in Control occurs and, within twenty-four (24) months following the date of such Change in Control, you experience a Separation from Service due to your resignation for Good Reason (as defined in the employment agreement), upon such Separation from Service you will become vested in, and entitled to receive, the RSUs.
In the event that there is a conflict between the terms of this Award Agreement regarding the effect of your Separation from Service with the Company on your Award and the terms of any employment agreement or offer, promotion or confirmation letter with the Company or one of its Affiliates (“Employment Agreement”), the terms of your Employment Agreement will govern.
For purposes of this Award Agreement, the following terms shall have the following meanings:
“Cause” means (i) a material breach by you of any of your obligations under any written agreement with the Company or any of its Affiliates, (ii) a material violation by you of any of the Company’s policies, procedures, rules and regulations applicable to employees generally or to employees at your grade level, including without limitation, the Burger King Companies’ Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company’s sole discretion; (iii) the failure by you to reasonably and substantially perform your duties to the Company or its Affiliates (other than as a result of physical or mental illness or injury); (iv) your willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its Affiliates; (v) your fraud or misappropriation of funds; or (vi) the commission by you of a felony or other serious crime involving moral turpitude; provided that if you are a party to an Employment Agreement at the time of your termination of employment and such Employment Agreement contains a different definition of “cause” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.
If you are terminated Without Cause and, within the twelve (12) month period subsequent to such termination of employment, the Company determines that your employment could have been terminated for Cause, subject to anything to the contrary that may be contained in your Employment Agreement at the time of your termination of employment, your employment will, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred.
“Disability” means (i) a physical or mental condition entitling you to benefits under the long-term disability policy of the Company covering you or (2) in the absence of any such plan, a physical or mental condition rendering you unable to perform your duties for the Company or any of its Affiliates for a period of six (6) consecutive months or longer; provided that if you are a party to an Employment Agreement at the time of your termination of employment and such Employment Agreement contains a different definition of “disability” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.
“Without Cause” means a termination of your employment other than by the Company for Cause, by you for any reason, or due to your death or Disability (as defined above) ; provided that if you are a party to an Employment Agreement at the time of your termination of employment and such Employment Agreement contains a different definition of “without cause” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.
Taxes.
     Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the

RSUs including the grant or vesting of the RSUs, the subsequent sale of Shares acquired pursuant to such vesting and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items.
     Prior to settlement of the RSUs, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer or from proceeds of the sale of Shares issued upon settlement of the RSUs. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for the sale of Shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in RSUs, provided that the Company only withholds the amount of RSUs necessary to satisfy the minimum withholding amount. If the Company or the Employer satisfies the obligation for Tax-Related Items by withholding a number of whole RSUs as described herein, you will be deemed to have been issued the full number of RSUs subject to this Award, notwithstanding that a number of the RSUs is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting and settlement of the RSUs. Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your receipt of RSUs that cannot be satisfied by the means previously described. The Company may refuse to honor the vesting and refuse to settle the RSUs if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.
No Guarantee of Continued Service.
     You acknowledge and agree that the vesting of this Award as provided in this Award Agreement is earned only by continuing as an employee at the will of the Company (not through the act of being hired or being granted this Award). You further acknowledge and agree that this Award Agreement, the transactions contemplated hereunder and the vesting and settlement terms do not constitute an express or implied promise of continued employment for any period or at all and will not interfere in any way with your right or the Company’s or any Affiliate’s right to dismiss you from employment at any time or for any reason not prohibited by law and will not confer upon you any right to continue your employment for any specified period of time.
Termination for Cause; Restrictive Covenants.
     In consideration for the grant of this Award and for other good and valuable consideration, the sufficiency of which is acknowledged by you, you agree as follows:
Upon (i) a termination of your employment for Cause, (ii) a retroactive termination of your employment for Cause as permitted herein or under your Employment Agreement, (iii) a violation of any post-termination restrictive covenant (including, without limitation, non-disclosure, non-competition and/or non-solicitation) contained in your Employment Agreement or (iv) a violation of any post-termination restrictive covenant (including, without limitation, non-disclosure, non-competition and/or non-solicitation) contained in any separation or termination or similar agreement you may enter into with the Company or one of its Affiliates in connection with your termination of employment, any RSUs you then hold that have not been settled shall be immediately forfeited and the Company may require that you repay (with interest or appreciation (if any), as applicable, determined up to the date payment is made), and you shall promptly repay (in cash or in Shares), to the Company, the Fair Market Value of any Shares (including Shares withheld for taxes) received upon the settlement of RSUs during the period beginning on the date that is one year before the date of your termination and ending on the first anniversary of the date of your termination. The Fair Market Value of any such Shares shall be determined as of the date the RSUs were settled.
Company’s Right of Offset.
     If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company or any of its Affiliates, then the Company or its Affiliates may, upon a determination by the Committee, offset such amount so owing against the amount of benefits otherwise distributable to you; provided that any such offset shall be made only in accordance with (and to the extent permitted by) applicable law, including without limitation Section 409A of the Code and the regulations promulgated thereunder.
Acknowledgment of Nature of Award.
     In accepting this grant of an Award, you acknowledge that:
     (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;
     (b) the grant of an Award is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu RSUs even if RSUs have been awarded repeatedly in the past;
     (c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
     (d) your participation in the Plan is voluntary;
     (e) this Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer and is outside the scope of your employment contract, if any;
     (f) this Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation,

termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
     (g) neither Award nor any provision of this Award Agreement, the Plan or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment, and in the event that the Employee is not an employee of the Company, RSUs shall not be interpreted to form an employment contract or relationship with the Company;
     (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty;
     (i) if you receive Shares, the value of such Shares acquired upon vesting and settlement of RSUs may increase or decrease in value; and
     (j) no claim or entitlement to compensation or damages arises from termination of this Award, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the RSUs or Shares received upon vesting and settlement of the RSUs resulting from termination of your employment by the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.
Data Privacy Notice and Consent.
     You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, the Employer, the Company, its Subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
     You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon settlement of the RSUs may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
No Compensation Deferrals.
     Neither the Plan nor this Award Agreement is intended to provide for a deferral of compensation that would subject the RSUs to taxation prior to the issuance of Shares as a result of Section 409A of the Code. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this Award. If you are subject to U.S. taxes, all RSUs to which you are entitled at vesting will be issued to you on the applicable Vesting Date, as described above in the section entitled “Settlement of RSUs”.
Securities Laws.
     By accepting this Award, you acknowledge that federal or local securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with your RSUs. You agree to comply with such securities law requirements and Company policies, as such laws and policies are amended from time to time.
Entire Agreement; Dispute Resolution; Governing Law.
     The Plan, this Award Agreement and, to the extent applicable, your Employment Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law as provided for in Section 14 of the Plan. This Award Agreement is governed by the laws of the State of Delaware without regard to its principles of conflict of laws.
     The Company and you agree that any dispute or controversy arising under or in connection with this Award Agreement shall be resolved by final and binding arbitration before the American Arbitration Association (“AAA”). The arbitration shall be conducted in accordance with AAA’s National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration. The arbitration shall be held in Miami, Florida.
     By signing this Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and conditions of the Plan, and hereby accept this Award subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.
Electronic Delivery.
     The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
Agreement Severable.
     In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
Language.
     If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different that the English version, the English version will control.